Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VARONIS SYSTEMS, INC.

Varonis Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that:

A. The name of the corporation is Varonis Systems, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 3, 2004.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the DGCL.

C. The text of the Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Varonis Systems, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1313 Market Street, Suite 5100, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is PHS Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock the Corporation shall have authority to issue is 26,000,000 shares, par value of $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 16,986,384 shares, par value of $0.001 per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 5,035,715 shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 5,093,263 shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 1,721,022 shares, the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 4,875,082 shares, and the fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 261,302 shares.

The terms and provisions of the Common Stock and the Preferred Stock are as follows:

1. Dividends. No dividends or distributions shall be made unless and until declared by the board of directors, out of any assets at the time legally available therefor. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series E Preferred Stock and Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock and Series D Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of (Y) Series E Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series E Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; and (Z) Series D Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of (Y) Series E Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series E Original Issue Price (as defined below); and (Z) Series D Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series D Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series E Preferred Stock and Series D Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series E Preferred Stock and Series D Preferred Stock

dividend, as applicable. The “Series D Original Issue Price” shall mean $5.041878 per share and the “Series E Original Issue Price” shall mean $11.4809666 per share, all subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event (collectively, “Recapitalizations”) with respect to the Series E Preferred Stock and Series D Preferred Stock, as applicable.

2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a) The holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or any other series of Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series E Original Issue Price, plus any dividends declared but unpaid thereon (the “Series E Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of shares of Series E Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)

(b) After payment to the holders of Series E Preferred Stock of the full Series E Liquidation Preference, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or any other series of Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series D Original Issue Price, plus any dividends declared but unpaid thereon (the “Series D Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after full satisfaction of the Series E Liquidation Preference and legally available for distribution to the holders of shares of Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(b), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(b).

(c) After payment to the holders of shares of Series E Preferred Stock of the full Series E Liquidation Preference and payment to the holders of Series D Preferred Stock of the full Series D Liquidation Preference, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $4.5612 per share, subject to appropriate adjustment in the event of any Recapitalizations with respect to such shares, plus any dividends declared but unpaid thereon (the “Series C Liquidation

Preference”). If upon the liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after full satisfaction of the Series E Liquidation Preference and Series D Liquidation Preference and legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(c), then such entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of shares of Series C Preferred Stock in proportion to the full amount each such holder would otherwise be entitled to receive pursuant to this Section 2(c).

(d) After payment to the holders of shares of Series E Preferred Stock of the full Series E Liquidation Preference, payment to the holders of shares of Series D Preferred Stock of the full Series D Liquidation Preference and payment to the holders of shares of Series C Preferred Stock of the full Series C Liquidation Preference, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $1.99 per share, subject to appropriate adjustment in the event of any Recapitalizations with respect to such shares, plus any dividends declared but unpaid thereon (the “Series B Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after full satisfaction of the Series E Liquidation Preference, Series D Liquidation Preference and Series C Liquidation Preference and legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(d), then such entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of shares of Series B Preferred Stock in proportion to the full amount each such holder would otherwise be entitled to receive pursuant to this Section 2(d).

(e) After payment to the holders of shares of Series E Preferred Stock of the full Series E Liquidation Preference, payment to the holders of shares of Series D Preferred Stock of the full Series D Liquidation Preference, payment to the holders of shares Series C Preferred Stock of the full Series C Liquidation Preference and payment to the holders of shares of Series B Preferred Stock of the full Series B Liquidation Preference, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to $0.70 per share, subject to appropriate adjustment in the event of any Recapitalizations with respect to such shares, plus any dividends declared but unpaid thereon (the “Series A Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after full satisfaction of the Series E Liquidation Preference, Series D Liquidation Preference, Series C Liquidation Preference and Series B Liquidation Preference and legally available for distribution to the holders of shares of Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 2(e), then such entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of shares of Series A Preferred Stock in proportion to the full amount each such holder would otherwise be entitled to receive pursuant to this Section 2(e).

(f) After payment to the holders of shares of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock immediately prior to the liquidation, dissolution or winding up of the Corporation.

(g) For purposes of this Section 2, unless otherwise approved (by prior vote or prior written consent as provided by law) by the holders of a majority of the then-outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Corporation’s assets or intellectual property (determined on a consolidated basis) other than in the ordinary course of business, (ii) the consummation of the merger or consolidation of the Corporation or a direct or indirect subsidiary of the Corporation with or into another entity (except (A) in the case of the Corporation, a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Corporation or the surviving or acquiring entity or (B) in the case of a direct or indirect subsidiary of the Corporation, the consummation of the merger of consolidation of such subsidiary into a wholly owned direct or indirect subsidiary of the Corporation), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, immediately after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), (iv) a liquidation, dissolution or winding up of the Corporation, or (v) a liquidation, dissolution or winding up of a direct or indirect subsidiary of the Corporation that is not approved by the board of directors of the Corporation, including at least two of the then serving Preferred Directors as defined in Section 3(d) below (each of the above items, a “Liquidation Event”); provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.

(h) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be determined by competent independent appraisers selected by the Corporation and approved by a majority of the board of directors (including at least two of the then-serving Preferred Directors as defined in Section 3(d) below), except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

(i) In the event of liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Corporation shall, within ten (10) days after the date the board of directors approves such action, or twenty (20) days prior to any stockholders’ meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Preferred Stock initial written notice of the proposed action, provided that any time period in this subsection (h) may be reduced or waived upon the written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Preferred Stock of such material change.

(j) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be reduced or waived upon the written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

3. Voting Rights

(a) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which holders of shares of Common Stock shall be entitled to vote. Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(c) Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as a single class and not as separate classes, and there shall be no separate vote of any series of Preferred Stock The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock and Preferred Stock of the Corporation, voting together as a single class and on an as-converted to Common Stock basis.

(d) The holders of shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Director”). The holders of shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”). The holders of shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”, and together with the Series B Director and the Series A Director, the “Preferred Directors”). The holders of shares of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s board of directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Common Directors”), provided that the right to elect the second such director shall only be effective if each of the following conditions is satisfied: (x) neither of the two initial holders of Common Stock of the Corporation (each, a “Founder”) is then serving as the Chief Executive Officer of the Corporation, (y) at least one Founder remains an employee of the Corporation or any of its subsidiaries, and (z) the Founders together hold or control in the aggregate at least 5% of the Corporation’s then outstanding capital stock, on a fully-diluted and as-converted to Common Stock basis (assuming the conversion or exercise of all Options as defined in Section 4(d) below). Three (3) members of the Corporation’s board of directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis. In the event that the Corporation’s board of directors consists of an even number of directors, then if a vote by the directors on a matter (the “Disputed Matter”) results in a deadlock, each Preferred Director then in office shall have such number of votes, only with respect to a vote on the Disputed Matter, so that a majority of the votes of the Preferred Directors will constitute a majority vote of the board of directors.

4. Conversion. The holders of shares of Preferred Stock have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof , at any time and from time to time after the date of issuance of such share at the principal office of the Corporation or its transfer agent, and without payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) with respect to each share of Series A Preferred Stock, by dividing $0.70 by the Series A Conversion Price in effect at the time of conversion (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) with respect to each share of Series B Preferred Stock, by dividing $1.99 by the Series B Conversion Price in effect at the time of conversion (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) with respect to each share of Series C Preferred Stock, by dividing $4.5612 by the Series C Conversion Price in effect at the time of conversion (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iv) with respect to each share of Series D Preferred Stock, by dividing $5.041878 by the Series D Conversion Price in effect at the time of conversion (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (v) with respect to each share of Series E Preferred Stock, by dividing $11.4809666 by the Series E Conversion Price in effect at the time of conversion (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein). The “Series A Conversion Price” shall initially be $0.70 with respect to each share of Series A Preferred Stock, the “Series B Conversion Price” shall initially be $1.99 with respect to each share of Series B Preferred Stock, the “Series C Conversion Price” shall initially be $4.5612 with respect to each share of Series C Preferred Stock, the “Series D Conversion Price” shall initially be $5.041878 with respect to each share of Series D Preferred Stock and the “Series E Conversion Price” shall initially be $11.4809666 with respect to each share of Series E Preferred Stock (each of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price is sometimes referred to herein as the “Conversion Price” for the applicable series of Preferred Stock).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Price for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the Common Stock is listed on the New York Stock Exchange or the NASDAQ Global Market, the aggregate net proceeds to the Corporation (net of underwriter commissions and offering expenses) are not less than $20 million and the per share offering price to the public is at least $10.08 (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the board of directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(ii) Voluntary conversion. Before any holder of shares of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or the office of its transfer agent (or notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates), together with written notice to the Corporation or its transfer agent that such holder elects to convert such shares of Preferred Stock. The close of business on the date of receipt by the Corporation or its transfer agent of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as reasonably practicable after the Conversion Time, (A) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (B) pay in cash such amount as provided in Subsection 4(c)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (C) convert all declared but unpaid dividends on the shares of Preferred Stock converted into Common Stock as set forth in Subsection 4(c)(v)(C) below.

(iii) Automatic Conversion. Notwithstanding anything to the contrary in Subsection 4(c)(ii), as of the occurrence of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares, whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above (or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates). As of the close of business on the date of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the principal office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. The Corporation shall, as soon as reasonably practicable after the Automatic Conversion Date (A) pay in cash such amount as provided in Subsection 4(c)(i) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (B) convert all declared but unpaid dividends on the shares of Preferred Stock converted into Common Stock as set forth in Subsection 4(c)(v)(C) below.

(iv) Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of any series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(v) Effect of Conversion. All shares of Preferred Stock which shall have converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time or the time of the Automatic Conversion Event, except only the right of the holders thereof (A) to receive shares of Common Stock in exchange therefor, (B) to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4(c)(i) and (C) to receive as full payment of any dividends declared but unpaid thereon additional shares of Common Stock in such number based upon a price per share equal to (1) the net price per share of Common Stock after deducting underwriting commissions and discounts in the case of a public offering of Common Stock of the Corporation, (2) the per share Common Stock transaction consideration in the case of a transaction other than a public offerings, or (3) the fair market value per share of Common Stock as determined in good faith by the Board of Directors of the Corporation in any other circumstance. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(vi) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(vii) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax resulting from income derived by a stockholder upon conversion (if any) or which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to the Conversion Price for Diluting Issues

(i) Definitions. For purposes of this paragraph 4(d):

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, but excluding Options.

“Options” shall mean rights, options (including shares reserved for the issuance of options) or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Date” shall mean with respect to each series of Preferred Stock, the date on which the first share of such series of Preferred Stock was issued.

“Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date applicable to the Series E Preferred Stock other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A) shares issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the board of directors (including at least two of the then serving Preferred Directors), or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement, provided that the number of such shares considered Exempted Securities shall not exceed the number of such shares authorized for issuance pursuant to the Corporation’s 2005 Stock Plan as of the date hereof, or such greater number to the extent increased with the approval of the holders of a majority of the then-outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis);

(B) shares issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Original Issue Date applicable to the Series E Preferred Stock;

(C) shares issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(D) shares issued in a registered public offering under the Securities Act;

(E) shares issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture or other strategic partnership agreement, provided that such issuances are approved by the board of directors (including at least two of the then serving Preferred Directors);

(F) shares issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the board of directors (including at least two of the then serving Preferred Directors);

(G) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the board of directors (including at least two of the then serving Preferred Directors);

(H) shares issued upon conversion of the Preferred Stock; and

(I) shares issued or issuable to EMC Corporation upon the exercise or conversion of Options or Convertible Securities issued to it in connection with its resale or distribution of the Company’s products .

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the applicable Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common.

(A) In the event the Corporation at any time or from time to time after the Original Issue Date applicable to the Series E Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) (either because the consideration per share (determined pursuant to Subsection 4(d)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date applicable to the Series E Preferred Stock), are revised after the Original Issue Date applicable to the Series E Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Subsection 4(d)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 4(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of the Conversion Price Upon Issuance of Additional Shares of Common.

(A) In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Subsection 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price in effect for a series of Preferred Stock on the date of and immediately prior to such issue, then the applicable Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv)(A), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities, but excluding Options, shall be deemed to be outstanding.

(B) Reserved.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the board of directors; and

(3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the board of directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv), and such issuance dates occur within a period of no more than one hundred eighty (180) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split or otherwise, into a greater number of shares of Common Stock, the applicable Conversion Price then in effect for a series of Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Price then in effect for a series of Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date applicable to the Series E Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (B) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 4 or as provided in Section 1, then and in each such event the holders of Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

(h) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 2, upon any liquidation, dissolution or winding up of the Corporation (including any Liquidation Event) in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4(d), 4(f) or 4(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the board of directors.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly (but in any event not later than five business days thereafter) compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the applicable Conversion Price of a series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, (i) with respect to the Series A Preferred Stock, by the consent or vote of the holders of 66 2/3% of the then outstanding shares of such series, (ii) with respect to the Series B Preferred Stock, by the consent or vote of the holders of a majority of the then outstanding shares of such series (including at least two Major Series B Holders if any), (iii) with respect to the Series C Preferred Stock, by the consent or vote of the holders of a majority of the then outstanding shares of such series (including at least two Major Series C Holders if any) (iv) with respect to the Series D Preferred Stock, by the consent or vote of the holders of a majority of the then outstanding shares of such series and (v) with respect to the Series E Preferred Stock, by the consent or vote of the holders of seventy-five percent (75%) of the then outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock. A “Major Series B Holder” shall mean any holder of Series B Preferred Stock who (together with its affiliates) holds in the aggregate at least 20% of the Series B Preferred Stock then outstanding, on an as-converted to Common Stock basis. A “Major Series C Holder” shall mean any holder of Series C Preferred Stock who (together with its affiliates) holds in the aggregate at least 20% of the Series C Preferred Stock then outstanding, on an as-converted to Common Stock basis.

(l) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(m) Effect of Conversion. Upon conversion of any shares of Preferred Stock, the Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation.

5. Amendments and Changes.

(a) Until the Corporation closes a Qualified IPO, and so long as any shares of the Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by prior vote or prior written consent as provided by law) of the holders of a majority of the then outstanding shares of the Preferred Stock (voting together as a single class on an as-converted to Common Stock basis):

(i) amend, repeal or waive any provision of the Certificate of Incorporation of the Corporation or its bylaws;

(ii) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having any right, preference or priority superior to or on parity with the Preferred Stock;

(iii) declare or pay any dividend or make any other distribution on shares of capital stock of the Corporation other than shares of Series E and Series D Preferred Stock, except for repurchases from employees pursuant to contractual call rights or rights of first refusal in which all the stock of the employee is redeemed;

(iv) issue debt securities which are convertible into Common Stock;

(v) consummate a Liquidation Event;

(vi) acquire or invest (whether by merger, consolidation or otherwise) in any other person or entity;

(vii) sell, transfer or otherwise effect a disposition (excluding sales of inventory and other sales in the ordinary course of business), in any transaction or series of related transactions, of more than 20% of the fair market value of the Corporation’s consolidated assets at the effective time of such sale, transfer or disposition;

(viii) authorize any liabilities or commitments of the Corporation in connection with any debt or lease transaction in excess of $200,000 principal amount per transaction or series of related transactions, other than equipment leases and other similar transactions in the ordinary course of business;

(ix) adopt any material alteration in the Corporation’s business plan;

(x) authorize the cessation of all or a substantial part of the business of the Corporation;

(xi) authorize any increase or decrease in the number of authorized shares of Preferred Stock;

(xii) increase the authorized number of members of the Corporation’s board of directors above eight authorized directors;

(xiii) authorize any increase in the number of shares of Common Stock of the Corporation available for issuance to officers, directors, employees or consultants pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement; or

(xiv) cause or permit any direct or indirect subsidiary of the Corporation to do any of the foregoing actions or events contemplated by clauses (i) through (xi) hereof (where solely for the purposes of this clause (xiii), the reference to “Corporation” in such clauses shall be deemed to be such direct or indirect subsidiary).

(b) Until the Corporation closes a Qualified IPO, and so long as any of the Series E Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of seventy-five percent (75%) of the then outstanding shares of the Series E Preferred Stock, amend or repeal any provision of the Certificate of Incorporation of the Corporation or its bylaws in order to amend, waive or repeal any of the rights or preferences of the Series E Preferred Stock, unless such amendment, waiver or repeal is consistently applied to all shares of Preferred Stock on a proportional basis, without treating any series of Preferred Stock proportionally different from any other series of Preferred Stock (it being understood that a series of Preferred Stock shall be considered to be altered on a proportional basis even though such changes may be different because of the differences in the amounts of respective dividend prices, liquidation preferences or anti-dilution adjustments that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock).

(c) Until the Corporation closes a Qualified IPO, and so long as any of the Series D Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, amend or repeal any provision of the Certificate of Incorporation of the Corporation or its bylaws in order to amend, waive or repeal any of the rights or preferences of the Series D Preferred Stock, unless such amendment, waiver or repeal is consistently applied to all shares of Preferred Stock on a proportional basis, without treating any series of Preferred Stock proportionally different from any other series of Preferred Stock (it being understood that a series of Preferred Stock shall be considered to be altered on a proportional basis even though such changes may be different because of the differences in the amounts of respective dividend prices, liquidation preferences or anti-dilution adjustments that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock).

(d) Until the Corporation closes a Qualified IPO, and so long as any of the Series C Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the then outstanding shares of the Series C Preferred Stock, amend or repeal any provision of the Certificate of Incorporation of the Corporation or its bylaws in order to amend, waive or repeal any of the rights or preferences of the Series C Preferred Stock, unless such amendment, waiver or repeal is consistently applied to all shares of Preferred Stock on a proportional basis, without treating any series of Preferred Stock proportionally different from any other series of Preferred Stock (it being understood that a series of Preferred Stock shall be considered to be altered on a proportional basis even though such changes may be different because of the differences in the amounts of respective dividend prices, liquidation preferences or anti-dilution adjustments that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock).

(e) Until the Corporation closes a Qualified IPO, and so long as any of the Series B Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the then outstanding shares of the Series B Preferred Stock (including at least two Major Series B Holders if any), amend or repeal any provision of the Certificate of Incorporation of the Corporation or its bylaws in order to amend, waive or repeal any of the rights or preferences of the Series B Preferred Stock, unless such amendment, waiver or repeal is consistently applied to all shares of Preferred Stock on a proportional basis, without treating any series of Preferred Stock proportionally different from any other series of Preferred Stock (it being understood that a series of Preferred Stock shall be considered to be altered on a proportional basis even though such changes may be different because of the differences in the amounts of respective dividend prices, liquidation preferences or anti-dilution adjustments that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock).

(f) Until the Corporation closes a Qualified IPO, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of at least two of the then serving Preferred Directors:

(i) enter into any transaction with any of the Corporation’s directors (including any person or entity entitled to designate such director), officers or affiliates ;

(ii) authorize any loans or advances to employees, other than travel advances in the ordinary course of business;

(iii) authorize any loan guarantees;

(iv) create any mortgage, pledge or other security interest in all or substantially all of the property of the Corporation or its subsidiaries;

(v) hire or terminate the employment of any Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Technology Officer of the Corporation;

(vi) authorize an annual budget; or

(vii) cause or permit any direct or indirect subsidiary of the Corporation to do any of the foregoing actions or events contemplated by clauses (i) through (vii) hereof (where solely for the purposes of this clause (vii), the reference to “corporation” in such clauses shall be deemed to be such direct or indirect subsidiary).

6. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by the Corporation.

7. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

8. Preemptive Rights. Stockholders shall have such preemptive rights as are set forth in that certain Third Amended and Restated Investors’ Right Agreement dated as of February 24, 2011 among the Corporation and its stockholders.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the bylaws of the Corporation shall so provide.

ARTICLE VII

The number of directors which constitute the board of directors of the Corporation shall be designated in the bylaws of the Corporation, subject to the terms hereof.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

IN WITNESS WHEREOF, Varonis Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Yakov Faitelson, a duly authorized officer of the Corporation, on November 19, 2012.

/s/ Yakov Faitelson
Yakov Faitelson
Chief Executive Officer